Exhibit 99.1

PRESS RELEASE

SEACOR MARINE DIRECTOR EVAN BEHRENS ANNOUNCES DECISION TO RESIGN FROM

BOARD OF DIRECTORS

Houston, Texas

April 10, 2019

FOR IMMEDIATE RELEASE—SEACOR Marine Holdings Inc. (NYSE:SMHI) (the “Company” or “SEACOR Marine”), a leading provider of marine and support transportation services to offshore oil and natural gas and wind farm facilities worldwide, today announced that Evan Behrens, a member of the Company’s Board of Directors since its spin-off from SEACOR Holdings Inc. (“SEACOR Holdings”) in June 2017, has notified the Company that he has decided to resign from Board service following completion of his current term. Consequently, Mr. Behrens will not stand for re-election to the Board of Directors at the Company’s 2019 Annual Meeting of Stockholders.

“While we understand Evan’s decision to resign from the Board, we will miss his intelligence, insights and guidance,” said John Gellert, the Company’s Chief Executive Officer. Charles Fabrikant, the Company’s Chairman of the Board, added, “I too would like to thank Evan for his service. In addition to benefiting from his service on our Board, SEACOR Marine benefited from his contributions to our predecessor, SEACOR Holdings, as an executive officer from January 2008 to May 2017.” Mr. Behrens currently serves as Managing Partner of Behrens Investment Group, an investment firm focused on making investments in a variety of industries.

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SEACOR Marine provides global marine and support transportation services to offshore oil and natural gas and windfarm facilities worldwide. SEACOR Marine and its joint ventures operate a diverse fleet of offshore support and specialty vessels that deliver cargo and personnel to offshore installations; handle anchors and mooring equipment required to tether rigs to the seabed; tow rigs and assist in placing them on location and moving them between regions; provide construction, well workover and decommissioning support; and carry and launch equipment used underwater in drilling and well installation, maintenance and repair. Additionally, SEACOR Marine’s vessels provide accommodations for technicians and specialists, safety support and emergency response services.

Please visit SEACOR Marine’s website at www.seacormarine.com for additional information.

For all other requests, contact Connie Morinello at (346) 980-1700 or InvestorRelations@seacormarine.com